Exhibit 99.1

Cotiviti Announces Second Quarter 2017 Results

Revenue of $167.6 million, up 6% over prior year period

Net Income of $21.1 million, up 94% over prior year period

Net Income per diluted share of $0.22

Non-GAAP Adjusted Net Income per diluted share of $0.38

Non-GAAP Adjusted EBITDA of $64.2 million, up 2% over prior year period

ATLANTA, GA, August 1, 2017. (BUSINESS WIRE) - Cotiviti Holdings Inc. (NYSE:COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, today announced financial results for the three and six months ended June 30, 2017.   Cotiviti will host a conference call on August 2, 2017 at 8:30 a.m. Eastern Time to discuss its results.

“Second quarter results reflect continued success in extending our  track record of delivering significant value to both healthcare and retail clients,” said Doug Williams, Chief Executive Officer.  “We have added a substantial number of new and cross-sell wins and believe this is a significant indicator of our long-term payment accuracy growth potential.  In the second quarter, we generated revenue from one new healthcare client and two new cross-sell opportunities within existing clients, bringing our total wins for the first half of 2017 to four new and two cross-sells.  All in all, our solid results are in line with expectations and continue to reflect our focus on making strategic investments that generate long-term, sustainable growth.”

“In line with that focus, in July we announced the strategic acquisition of RowdMap, Inc. (“RowdMap”),” continued Williams.  “With this addition, Cotiviti is even better positioned to support our clients with enhanced  payment accuracy and value-based care initiatives.  With Rowdmap, we now have the ability to address approximately $600 billion of the estimated $900+ billion in annual healthcare industry waste.”

“Given the timing of the acquisition and where RowdMap is in their growth cycle with some newer clients, we anticipate minimal revenue contribution in 2017,”  said Steve Senneff, Chief Financial Officer.  “We expect RowdMap to contribute revenue of approximately $20 million in 2018.  As we look to the balance of 2017, we are maintaining our 2017 revenue and adjusted EBITDA guidance.”

Second Quarter 2017 Financial Results

•Total revenue for the quarter increased 6% to $167.6 million, compared to $158.3 million in the second quarter a year ago.  Revenue growth was driven by a 7% increase in the Healthcare segment to $151.6 million, with the Global Retail and Other segment contributing $16.1 million, down 7% compared to the same period a year ago. Healthcare revenue was favorably impacted by the addition of new clients and cross-sells with existing clients as well as an increase in volume and expanded adoption of solutions within Cotiviti’s existing healthcare clients.  Retail revenue was unfavorably impacted primarily by timing of certain clients’ audit schedule shifts and no large settlements in the quarter.

•Net income increased 94% to $21.1 million, or $0.22 per diluted share for the second quarter, compared to $10.9 million in the prior year quarter, or $0.13 per diluted share.  Second quarter 2017 net income was favorably impacted by year-over-year revenue growth, a 42% decline in interest expense, a 55% decline in loss on extinguishment of debt from a year ago, and a lower effective tax rate as the result of a $2.6 million tax benefit from stock option exercises.

•Non-GAAP Adjusted EBITDA for the quarter was $64.2 million, a 2% increase compared to $63.0 million for the prior year quarter.

•Non-GAAP Adjusted Net Income for the quarter was $36.0 million, or $0.38 per diluted share, compared to $31.1 million, or $0.37 per diluted share for the prior year quarter.

Six Months 2017 Financial Results

•Total revenue for the six months ended June 30, 2017, increased 9% to $327.7 million compared to $301.0 million for the same period a year ago.  Revenue growth was driven by a 10% increase in the Healthcare segment to $291.4 million, with the Global Retail and Other segment increase of 2% to $36.4 million.  Healthcare revenue growth for the first six months of 2017 was primarily driven by client-extended scope of solutions within existing clients, the addition of new clients and the success of our cross-sell efforts.

•Net income increased 153% to $48.1 million, or $0.51 per diluted share for the six months ended June 30, 2017, compared to $19.0 million, or $0.24 per diluted share in the comparable period a year ago.  The increase in net income for the first six months of 2017 is primarily driven by a 9% increase in revenue and a 45% decrease in interest expense partially offset by $14.4 million increase in compensation due to hiring in support of our growing healthcare segment.

•Non-GAAP Adjusted EBITDA for the six months ended June 30, 2017 was $121.9 million, compared to $113.6 million in the comparable period a year ago.

•Non-GAAP Adjusted Net Income for the six months ended June 30, 2017 was $68.0 million, or $0.71 per diluted share, compared to $53.4 million, or $0.66 per diluted share in the comparable period a year ago.

Guidance

Cotiviti provides full year 2017 guidance as follows:

•Total revenue in a range of $688 million to $700 million;

•Net income in a range of $97 million to $103 million;

•Adjusted EBITDA in a range of $266 million to $272 million; and

•Fully diluted weighted average shares of approximately 96 million.

Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share are non-GAAP financial measures.  For an explanation of these as measures of the Company’s operating performance, refer to the reconciliation in “Non-GAAP Financial Measures.”

Conference Call Information

To participate in the conference call on August 2, domestic callers can dial (877) 883-0383 and international callers can dial (412) 902-6506 and provide the following conference passcode: 1629026.  A webcast of the call will be accessible on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

Supplemental Financial Information

Supplemental financial information that is not part of this press release is available on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps payers, other risk-bearing healthcare organizations and retailers achieve their business objectives.  Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders.  Cotiviti serves more than 20 of the top 25 U.S. healthcare payers and eight of the top 10 U.S. retailers.  Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our inability to successfully leverage our existing client base by expanding the volume of claims reviewed and cross-selling additional solutions; improvements to healthcare claims and retail billing processes reducing the demand for our solutions or rendering our solutions unnecessary; healthcare spending fluctuations; our clients declining to renew their agreements with us or renewing at lower performance fee levels; inability to develop new clients; delays in implementing our solutions; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to innovate and develop new solutions for our clients; our failure to comply with applicable privacy, security and data laws, regulations and standards; changes in regulations governing healthcare administration and policies, including governmental restrictions on the outsourcing of functions such as those that we provide; loss of a large client; consolidation among healthcare payers or retailers; slow development of the healthcare payment accuracy market; negative publicity concerning the healthcare payment industry or patient confidentiality and privacy; significant competition for our solutions; our inability to protect our intellectual property rights, proprietary technology, information, processes and know-how; compliance with current and future regulatory requirements; declines in contracts awarded through competitive bidding or our inability to re-procure contracts through the competitive bidding process; our failure to accurately estimate the factors upon which we base our contract pricing; our inability to manage our growth; our inability to successfully integrate and realize synergies from any future acquisitions or strategic partnerships; our failure to maintain or upgrade our operational platforms; our failure to reprocure our Medicare Recovery Audit Contractor program contract; litigation, regulatory or dispute resolution proceedings, including claims or proceedings related to intellectual property infringements; our inability to expand our retail business; our inability to manage our relationships with information suppliers, software vendors or utility providers; fluctuation in our results of operations; changes in tax rules; risks associated with international operations; our inability to realize the book value of intangible assets; our success in attracting and retaining qualified employees and key personnel; and general economic, political and market forces and dislocations beyond our control; risks related to our substantial indebtedness and holding company structure; volatility in bank and capital markets; our status as a controlled company and as an emerging growth company; and provisions in our amended and restated certificate of incorporation. Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest expense, other non-operating (income) expense such as foreign currency translation, income tax (benefit) expense, transaction-related expenses and other and stock-based compensation.  The Company defines Adjusted Net Income and Adjusted Net Income per Diluted Share as net income adjusted for non-cash and other non-recurring items.

Management believes Adjusted EBITDA is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to our financing methods, capital structure or other items that we believe are not indicative of our ongoing operating performance.  Management believes Adjusted Net Income is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to non-cash expenses and other items that are one-time in nature.  In order to assure that all investors have access to similar data the Company has determined that it is appropriate to provide these non-GAAP financial measures.  Management believes we are enhancing investors’ understanding of our business and our results of operations, as well as assisting them in evaluating how well we are executing our strategic initiatives.  Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of our performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles, or GAAP.  Adjusted EBITDA and Adjusted Net Income are not determined in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP.

Cotiviti Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$137,426	$110,635
Restricted cash	8,548	9,103
Accounts receivable, net of allowance for doubtful accounts of $275 and $851 at June 30, 2017 and December 31, 2016, respectively; and net of estimated allowance for refunds and appeals of $32,648 and $41,020 at June 30, 2017 and December 31, 2016, respectively	87,215	67,735
Prepaid expenses and other current assets	29,860	14,957
Total current assets	263,049	202,430
Property and equipment, net	73,928	67,640
Goodwill	1,196,389	1,196,024
Intangible assets, net	502,997	533,305
Other long-term assets	2,415	2,864
TOTAL ASSETS	$2,038,778	$2,002,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$18,000	$18,000
Customer deposits	8,548	9,103
Accounts payable and accrued other expenses	27,370	23,162
Accrued compensation costs	37,967	58,589
Estimated liability for refunds and appeals	57,635	62,539
Total current liabilities	149,520	171,393
Long-term liabilities:
Long-term debt	757,218	762,202
Other long-term liabilities	5,758	8,799
Deferred tax liabilities	123,178	120,533
Total long-term liabilities	886,154	891,534
Total liabilities	1,035,674	1,062,927
Commitments and contingencies (Note 6)
Stockholders' equity:
Common stock ($0.001 par value; 600,000,000 shares authorized, 92,168,017 and 90,748,740 issued, and 92,168,017 and 90,741,340 outstanding at June 30, 2017 and December 31, 2016, respectively)	92	91
Additional paid-in capital	926,548	911,582
Retained earnings	81,980	33,917
Accumulated other comprehensive loss	(5,516)	(6,156)
Treasury stock, at cost (7,400 shares at December 31, 2016)	—	(98)
Total stockholders' equity	1,003,104	939,336
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,038,778	$2,002,263

Cotiviti Holdings, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenue	$167,611	$158,291	$327,744	$301,009
Cost of revenue (exclusive of depreciation and amortization, stated separately below):
Compensation	58,870	55,285	115,158	108,746
Other costs of revenue	6,123	5,275	12,809	10,673
Total cost of revenue	64,993	60,560	127,967	119,419
Selling, general and administrative expenses (exclusive of depreciation and amortization, stated separately below):
Compensation	25,564	23,176	50,257	42,286
Other selling, general and administrative expenses	15,300	14,945	32,179	30,174
Total selling, general and administrative expenses	40,864	38,121	82,436	72,460
Depreciation and amortization of property and equipment	5,896	4,811	11,471	9,646
Amortization of intangible assets	15,201	15,208	30,400	30,415
Transaction-related expenses	661	653	1,392	893
Total operating expenses	127,615	119,353	253,666	232,833
Operating income	39,996	38,938	74,078	68,176
Other expense (income):
Interest expense	8,538	14,660	16,959	30,720
Loss on extinguishment of debt	3,183	7,068	3,183	7,068
Other non-operating (income) expense	(556)	(359)	(1,009)	(658)
Total other expense (income)	11,165	21,369	19,133	37,130
Income before income taxes	28,831	17,569	54,945	31,046
Income tax expense	7,743	6,676	6,882	12,069
Net income	$21,088	$10,893	$48,063	$18,977
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	452	(645)	509	(671)
Change in fair value of derivative instruments	193	(84)	131	(566)
Total other comprehensive (loss) income	645	(729)	640	(1,237)
Comprehensive income	$21,733	$10,164	$48,703	$17,740

Earnings per share:
Basic	$0.23	$0.13	$0.52	$0.24
Diluted	0.22	0.13	0.51	0.24

Cotiviti Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$48,063	$18,977
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	2,588	(9,797)
Depreciation and amortization	41,871	40,061
Stock-based compensation expense	4,538	4,502
Amortization of debt issuance costs	1,494	2,675
Accretion of asset retirement obligations	98	92
Loss on extinguishment of debt	3,183	7,068
Changes in operating assets and liabilities:
Restricted cash	555	3,176
Accounts receivable	(19,480)	4,182
Other assets	(14,471)	8,937
Customer deposits	(555)	(3,176)
Accrued compensation	(20,622)	(5,127)
Accounts payable and accrued other expenses	(194)	(1,295)
Estimated liability for refunds and appeals	(4,904)	2,799
Other long-term liabilities	372	98
Other	(236)	(598)
Net cash provided by operating activities	42,300	72,574
Cash flows from investing activities:
Expenditures for property and equipment	(16,593)	(14,019)
Other investing activities	—	1,181
Net cash used in investing activities	(16,593)	(12,838)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	226,929
Proceeds from exercise of stock options	10,546	56
Dividends paid	—	(150,000)
Payment of debt issuance costs	(661)	—
Repayment of debt	(9,000)	(240,150)
Net cash provided by (used in) financing activities	885	(163,165)
Effect of foreign exchanges on cash and cash equivalents	199	(233)
Net increase (decrease) in cash and cash equivalents	26,791	(103,662)
Cash and cash equivalents at beginning of period	110,635	149,365
Cash and cash equivalents at end of the period	$137,426	$45,703
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$16,977	$11,268
Cash paid for interest	14,343	27,795
Noncash investing activities (accrued property and equipment purchases)	9,340	11,779

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
(unaudited, in thousands)	2017	2016	Change	2017	2016	Change
Net income	$21,088	$10,893	94%	$48,063	$18,977	153%
Adjustments to net income:
Depreciation and amortization	21,097	20,019	5%	41,871	40,061	5%
Interest expense	8,538	14,660	(42)%	16,959	30,720	(45)%
Other non-operating (income) expense(a)	(556)	(359)	55%	(1,009)	(658)	53%
Income tax expense	7,743	6,676	16%	6,882	12,069	(43)%
Transaction-related expenses and other(b)	661	653	1%	1,392	893	56%
Stock-based compensation(c)	2,455	3,428	(28)%	4,538	4,502	1%
Loss on extinguishment of debt(d)	3,183	7,068	(55)%	3,183	7,068	(55)%
Adjusted EBITDA	$64,209	$63,038	2%	$121,879	$113,632	7%
% of revenue	38.3%	39.8%		37.2%	37.8%

(a)	Represents other non-operating (income) expense that consists primarily of gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.
(b)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offering and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the acquisition of RowdMap.

(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(d)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the repricing of our First Lien Term B Loan in 2017 and the early repayment of a portion of our long-term debt in 2016.

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
(unaudited, in thousands)	2017	2016	Change	2017	2016	Change
Net income	$21,088	$10,893	94%	$48,063	$18,977	153%
Adjustments to net income:
Amortization of Acquired Intangible Assets - Non Tax Deductible	10,402	10,402	—	20,804	20,804	—
Amortization of Acquired Intangible Assets - Tax Deductible	4,799	4,806	NM	9,596	9,611	NM
Loss on extinguishment of debt(a)	3,183	7,068	(55)%	3,183	7,068	(55)%
Transaction-related expenses and other(b)	661	653	1%	1,392	893	56%
Stock-based compensation(c)	2,455	3,428	(28)%	4,538	4,502	1%
Tax effect of above adjustments(d)	(3,965)	(6,121)	(35)%	(6,580)	(8,473)	(22)%
Tax benefit related to stock option exercises	(2,619)	—	NM	(13,041)	—	NM
Adjusted Net Income	$36,004	$31,129	16%	$67,955	$53,382	27%

Weighted average shares of common stock - Diluted (000s)	95,255	83,113	15%	95,091	80,519	18%

Adjusted Net Income per diluted share	$0.38	$0.37	1%	$0.71	$0.66	8%

(a)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the repricing of our First Lien Term B Loan in 2017 and the early repayment of a portion of our long-term debt in 2016.

(b)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offering and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the acquisition of RowdMap.

(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non‑employee directors as long‑term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(d)

This line represents the tax impact of the amortization of acquired intangible assets - tax deductible,  loss on extinguishment of debt and stock-based compensation. The tax rate assumed is 38% and 40% for the three months and six months ended June 30, 2017 and 2016, respectively.

Adjusted EBITDA 2017 Guidance Reconciliation

(unaudited, in millions)

	2017 Guidance Range
	Low	High
Net income (a)	$97	$103
Adjustments to net income:
Depreciation and amortization(a)	82	79
Interest expense	35	35
Other non-operating (income) expense(b)	(1)	(2)
Income tax expense(c)	36	41
Transaction-related expenses and other(d)	2	1
Stock-based compensation(e)	12	12
Loss on extinguishment of debt(f)	3	3
Adjusted EBITDA	$266	$272

(a)	Net income and depreciation and amortization will be impacted by amortization expense associated with purchase accounting, once completed, related to the acquisition of RowdMap in July 2017.
(b)	Represents other non-operating (income) expense that consists primarily of gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.
(c)	Income tax expense for 2017 assumes an effective tax rate of approximately 38% excluding the impact of the benefit related to stock option exercises that have actually occurred through June 30, 2017.
(d)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offering and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the acquisition of RowdMap.

(e)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(f)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the repricing of our First Lien Term B Loan in 2017 and the early repayment of a portion of our long-term debt in 2016.

Investor and Media Contact

Cotiviti Holdings, Inc.

Jennifer DiBerardino

Vice President, Investor Relations

203-642-0718

mailto:Investor.relations@cotiviti.com

Media@cotiviti.com